Exhibit 3

Execution Version

January 25, 2019

WSEP Egypt Holdings, LP
WSIP Egypt Holdings, LP
 c/o Goldman, Sachs & Co.
200 West Street
New York, NY 10282-2198

Dear Sirs:

Reference is made to (i) that certain letter agreement, dated as of January 6, 2016 (the “Prior Letter Agreement”), among EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), EnLink Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), EnLink Midstream, Inc., a Delaware corporation, WSEP Egypt Holdings, LP, a Delaware limited partnership (“WSEP Egypt Holdings”), and WSIP Egypt Holdings, LP, a Delaware limited partnership (“WSIP Egypt Holdings” and, together with WSEP Egypt Holdings, the “Investors”), and (ii) the Preferred Restructuring Agreement, dated as of October 21, 2018 (the “Preferred Restructuring Agreement”), among EnLink Midstream, LLC, a Delaware limited liability company (“Parent”), EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of Parent (the “Managing Member” and, together with Parent, the “EnLink Entities”), the Partnership, the General Partner, Enfield Holdings, L.P., a Delaware limited partnership (“Enfield”), TPG VII Management, LLC, a Delaware limited liability company, and the Investors.  Capitalized terms used but not defined herein are used as defined in the Preferred Restructuring Agreement.
This letter agreement (this “Amended Letter Agreement”) (a) is entered into by and among the EnLink Entities and the Investors to amend and restate the Prior Letter Agreement (which, as of the date hereof, shall be of no further force or effect), and (b) will confirm our agreement that, in connection with (i) your ownership interest in Enfield and (ii) through your ownership interest in Enfield, your beneficial ownership interest in the Series B Preferred Units of the Partnership and the Class C Common Units of Parent, subject to the terms and conditions of this Amended Letter Agreement, the Investors will, as of the date hereof, be entitled to the following rights relating to the EnLink Entities:
1.
The EnLink Entities shall provide the Investors with copies of all materials, including notices, minutes, and consents, distributed to the members of the board of directors or other applicable governing body of Parent (or board of directors or other applicable governing body of the managing member of Parent, which as of the date of this Amended Letter Agreement, is the Managing Member) (such governing body, the “Board”) at the same time as such materials are distributed to the Board or, with respect to materials distributed to the Board for the first time during a meeting of the Board, as soon as reasonably practicable thereafter; provided, however, that the foregoing shall not apply to materials (a) provided only to members of a committee of the Board (in their capacities as such) and not to other members of the Board, (b) the disclosure of which would, based on the advice of counsel, jeopardize any privilege available to the Board or the EnLink Entities, (c) that contain confidential information relating to GIP III Stetson I, L.P. (“GIP Stetson I”), GIP III Stetson II, L.P. (“GIP Stetson II” and, together with GIP Stetson I, the “GIP Entities”), or any of their respective Affiliates (“GIP Information”); provided, however, that, solely for the purposes of this clause (c), the term “Affiliate” with respect the GIP Entities shall not include the Managing Member, Parent, the General Partner, the Partnership or any subsidiary of such entities, and the exception in this clause (c) shall only be applicable to the portion of the materials actually containing the GIP Information, or (d) with respect to which there is, based on the advice of counsel, a conflict of interest between any GIP Entity (or any of such GIP Entity’s Affiliates) or any EnLink Entity (or any of such EnLink Entity’s Affiliates), on the one hand, and Enfield (or any of its Affiliates) or either Investor (or any of such Investor’s Affiliates), on the other hand.

2.
The Managing Member acknowledges that Representatives of the Investors and Representatives of the Managing Member have discussed the possibility of providing the Investors with the right to appoint an observer to the Board.  The Managing Member agrees to consider whether to grant such appointment right to the Investors and, if the Managing Member decides, in its sole discretion, to grant such appointment right, the Managing Member agrees to use its commercially reasonable efforts to undertake actions to facilitate such appointment as promptly as reasonably practicable after it makes such determination.

The Investors agree, and shall cause each of their respective Representatives that receives any materials or other information pursuant to this Amended Letter Agreement (in each case, the “Confidential Information”) to agree, to hold in strict confidence the Confidential Information and, without the prior written consent of the Managing Member, to not (a) disclose to any third party any such Confidential Information, using at a minimum the same degree and care to avoid disclosure of such Confidential Information as used with respect to the Investors’ or such Representatives’ own confidential information, but in any event not less than a reasonable degree of care, or (b) use any such Confidential Information other than for the purpose of the Investors’ investment in the Partnership and Parent; provided, however, that the restriction on disclosure set forth in clause (a) above shall not apply to the extent that (i) either Investor or any of its Representatives (A) is required to disclose such Confidential Information pursuant to applicable law, rule or regulation, judicial order, or legal process (“Applicable Law”), (B) is requested by a Governmental Authority to disclose such Confidential Information (such request, a “Regulatory Request”), or (C) discloses such Confidential Information to a banking regulator with jurisdiction over the Investors or their Affiliates after it is determined by counsel to be advisable in light of ongoing review or oversight by such regulator, or (ii) such Confidential Information otherwise becomes publicly available, except where such public availability arises out of the breach by an Investor or any of its Representatives of this Amended Letter Agreement.  To the extent either Investor or any of its Representatives is required by Applicable Law or pursuant to a Regulatory Request to disclose such Confidential Information, such Investor or Representative will, to the extent permitted pursuant to Applicable Law, provide the Managing Member with prompt notice of such requirement, will use reasonable efforts to resist such required disclosure, and will reasonably cooperate with the Managing Member in obtaining appropriate protective order(s) or other remedies for such required disclosure at the Managing Member’s sole cost and expense.  The foregoing provisions of this paragraph (x) shall be in addition to, and not in substitution of, any other separate non-disclosure or confidentiality agreements or obligations of the parties hereto and (y) shall survive any termination of this Amended Letter Agreement.
This Amended Letter Agreement shall terminate on the earliest to occur of (i) the Investors and their Affiliates, directly or indirectly, holding a number of Series B Preferred Units and Parent Common Units issued upon the exchange of Series B Preferred Units pursuant to the Amended Operating Agreement (“Parent Exchange Units”) that is less than 25% of the number of Series B Preferred Units initially issued to Enfield pursuant to the Convertible Preferred Unit Purchase Agreement, dated as of December 6, 2015, between the Partnership and Enfield, and (ii) such time as the sum of (A) the number of Parent Common Units into which the Series B Preferred Units collectively held by the Investors and their Affiliates, directly or indirectly, are exchangeable pursuant to the Parent Operating Agreement and (B) the aggregate number of Parent Exchange Units which are then collectively held by the Investors and their Affiliates, directly or indirectly, represent less than 6.5% of the Common Units then outstanding.
Notwithstanding anything herein to the contrary, all measurements and references related to Parent Common Unit, Series B Preferred Unit, or Parent Exchange Unit numbers herein shall be, in each instance, appropriately adjusted for unit splits, unit re-combinations, unit distributions, and the like.
This Amended Letter Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Amended Letter Agreement or the negotiation, execution, termination, performance, or nonperformance of this Amended Letter Agreement will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws that might otherwise require the application of the laws of any other jurisdiction.
This Amended Letter Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors, and permitted assigns. This Amended Letter Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Amended Letter Agreement and their respective successors and permitted assigns.  Neither this Amended Letter Agreement nor any of the rights, benefits, or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties.  A change of control of either Investor shall be deemed an assignment of this Amended Letter Agreement upon which, unless such Investor has received the prior written consent of the EnLink Entities with respect to such assignment, this Amended Letter Agreement shall terminate automatically and without any action by any party hereto.
No amendment, waiver, consent, or modification of any provision of this Amended Letter Agreement shall be effective unless signed by each of the parties hereto.
This Amended Letter Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
[signature pages follow]

Very truly yours,

ENLINK MIDSTREAM, LLC

By:	EnLink Midstream Manager, LLC, its managing member

By:	/s/ Michael J. Garberding
Name: Michael J. Garberding
Title: President and Chief Executive Officer

ENLINK MIDSTREAM MANAGER, LLC

By:	/s/ Michael J. Garberding
Name: Michael J. Garberding
Title: President and Chief Executive Officer

[Signature Page to GS Information Rights Letter]

AGREED AND ACCEPTED,
effective as of the date first above written
WSIP EGYPT HOLDINGS, LP
By	Broad Street Infrastructure Advisors III, L.L.C., its General Partner

By:	/s/ Scott Lebovitz
Name: Scott Lebovitz
Title: Vice President

WSEP EGYPT HOLDINGS, LP
By	Broad Street Energy Advisors AIV-1, L.L.C. its General Partner

By:	/s/ Scott Lebovitz
Name: Scott Lebovitz
Title: Vice President

[Signature Page to GS Information Rights Letter]